MANAGEMENT'S REPORT ON THE EFFECTIVENESS OF THE INTERNAL
        CONTROL STRUCTURE RELATIVE TO THE SERVICING OF CONSUMER
                   REVOLVING CREDIT CARD RECEIVABLES


The management of the Bank is responsible for establishing and maintaining the internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control procedures. The objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition, and that transactions are executed in accordance with management's authorization and recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles.

We have performed an evaluation of the effectiveness of the Bank's internal control structure based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of Treadway Commission ("COSO") relative to the servicing of consumer revolving the credit card receivables owned by Chevy Chase Credit Card Trusts 1993-A and 1993-B and Chevy Chase Master Credit Card Trust I Series 1994-1, 1994-2, and 1994-3, 1994-4, 1994-5, 1994-6, 1994-7, and 1995-1 and Chevy Chase Master
Credit Card Trust II Series 1995-A, 1995-B, 1995-C and 1995-D (collectively referred to as the "Trusts" herein) as of September 30, 1996, and we have determined that the Bank maintained an effective internal control structure over financial reporting relative to the servicing of consumer revolving credit card receivables owned by the Bank's Trusts as of September 30, 1996.


However, there are inherent limitations in the effectiveness of any internal control structure, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to reliability of financial statements and safeguarding and management of assets. Furthermore, the effectiveness of any internal control structure can change with changes in circumstances.



Dennis C. Moroney                            George P. Clancy
_________________                            ________________
Dennis C. Moroney                            George P. Clancy
Senior Vice President                        Executive Vice President



Stephen R. Halpin, Jr.
_____________________
Stephen R. Halpin, Jr.
Executive Vice President and
Chief Financial Officer



December 20, 1996

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Chevy Chase Bank, F.S.B.:

We have examined management's assertion, included in the accompanying Management's Report on the Effectiveness of the Internal Control Structure Relative to the Servicing of Consumer Revolving Credit Card Receivables, that Chevy Chase Bank, F.S.B. (the "Bank") maintained an effective internal control structure over financial reporting relative to the servicing of consumer revolving credit card receivables, owned by the Bank's credit card trusts (1993-A, 1993-B, 1994-1, 1994-2, 1994-3, 1994-4, 1994-5, 1994-6, 1994-7, the
1995-1, 1995-A, 1995-B, 1995-C, and 1995-D, collectively referred to as the "Trusts" herein) as of September 30, 1996.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control structure over financial reporting, testing, and evaluating the design and operating effectiveness of the internal control structure, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.


Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the internal control structure over financial reporting to future periods are subject to the risk that the internal control structure may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.


In our opinion, management's assertion that the Bank maintained an effective internal control structure over financial reporting relative to the servicing of consumer revolving credit card receivables owned by the Bank's credit card Trusts as of September 30, 1996, is fairly stated, in all material respects, based upon criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission
(COSO).

This report is intended solely for the information and use of the board of directors and management of the Bank, Chemical Bank, Bankers Trust Company, Financial Guaranty Insurance Company, Credit Suisse, Standard & Poor's, Moody's Investor Service and Fitch Investors Service, L.P. and should not to be used for any other purpose.


Arthur Andersen LLP



Washington, D.C.
December 20, 1996